CONSENT OF CHRIS KAYE

The undersigned hereby consents to the references to, and the information derived from, the report titled “Fekola Gold Project, Mali, NI 43-101 Technical Report on Preliminary Economic Assessment” dated June 3, 2014, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Chris Kaye
Chris Kaye, FAusIMM
December 23, 2015